                           KINETICS MUTUAL FUNDS, INC.

                            RETAIL DISTRIBUTION PLAN
                           FOR ADVISOR CLASS A SHARES
                                  (12b-1 PLAN)

      The following Retail Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), by Kinetics Mutual Funds, Inc. (the "Company"), a Maryland corporation, on behalf of Advisor Class A shares of the series of the Company listed on Exhibit A (individually a "Fund," together the "Funds"). The Plan has been approved by a majority of the Company's Board of Directors, including a majority of the Directors who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 Agreement (as defined below) (the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting on such Plan.

      In approving the Plan, the Board of Directors determined that adoption of the Plan would be prudent and in the best interests of each Fund and its shareholders. Such approval by the Board of Directors included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Funds and their shareholders.

      The provisions of the Plan are as follows:

1.    PAYMENTS BY THE FUNDS TO PROMOTE THE SALE OF FUND SHARES

      The Company, on behalf of the Funds, will pay Kinetics Fund Distributors, Inc. (the "Distributor"), as a principal underwriter of each Fund's shares, and/or any Recipient (as defined below) a distribution fee of up to 0.50% of the average daily net assets of the Fund in connection with the promotion and distribution of Fund shares and the provision of personal services to shareholders, including, but not necessarily limited to, advertising, compensation to underwriters, dealers and selling personnel, the printing and mailing of prospectuses to other than current Fund shareholders, and the printing and mailing of sales literature. The Funds or Distributor may pay all or a portion of these fees to any registered securities dealer, financial institution or any other person (the "Recipient") who renders assistance in distributing or promoting the sale of shares, or who provides certain shareholder services, pursuant to a written agreement (the "Rule 12b-1 Agreement"), a form of which is attached hereto as Appendix A. Payment of these fees shall be made quarterly promptly following the close of the quarter. If the Distributor and/or any Recipient is due more monies for its services rendered than are immediately payable because of the expense limitation under this
Section 1 of this Plan, the unpaid amount shall be carried forward from period to period while the Plan is in effect until such time as it is paid. The Distributor and/or any Recipient shall not, however, be entitled to charge the Funds any interest, carrying or finance fees in connection with such carried forward amounts.

2.    RULE 12b-1 AGREEMENTS

      (a) No Rule 12b-1 Agreement shall be entered into with respect to each Fund and no payments shall be made pursuant to any Rule 12b-1 Agreement, unless such Rule 12b-1 Agreement is in writing and the form of which has first been delivered to and approved by a vote of a majority of the Company's Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement. The form of Rule 12b-1 Agreement relating to the Fund attached hereto as Appendix A has been approved by the Company's Board of Directors as specified above.

      (b) Any Rule 12b-1 Agreement shall describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

      (c) No Rule 12b-1 Agreement may be entered into unless it provides (i) that it may be terminated with respect to a Fund at any time, without the payment of any penalty, by vote of a majority of the shareholders of such Fund, or by vote of a majority of the Disinterested Directors, on not more than 60 days' written notice to the other party to the Rule 12b-1 Agreement, and (ii) that it shall automatically terminate in the event of its assignment.

      (d) Any Rule 12b-1 Agreement shall continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.

3.    QUARTERLY REPORTS

      The Distributor shall provide to the Board of Directors, and the Directors shall review at least quarterly, a written report of all amounts expended pursuant to the Plan. This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Directors may reasonably request.

4.    EFFECTIVE DATE AND DURATION OF THE PLAN

      The Plan shall become effective immediately upon approval by the vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect for a period of one year from its effective date unless terminated pursuant to its terms. Thereafter, the Plan shall continue with respect to the Funds from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such continuance. The Plan, or any Rule 12b-1 Agreement, may be terminated with respect to each Fund at any time, without penalty, on not more than sixty (60) days' written notice by a majority vote of shareholders of such Fund, or by vote of a majority of the Disinterested Directors.

5.    SELECTION OF DISINTERESTED DIRECTORS

      During the period in which the Plan is effective, the selection and nomination of those Directors who are Disinterested Directors of the Company shall be committed to the discretion of the Disinterested Directors.

6.    AMENDMENTS

      All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended to increase materially the amount to be expended by the Funds hereunder without the approval by a majority vote of shareholders of the Funds affected thereby.

7.    RECORDKEEPING

      The Company shall preserve copies of the Plan, any Rule 12b-1 Agreement and all reports made pursuant to Section 3 for a period of not less than six years from the date of this Plan, any such Rule 12b-1 Agreement or such reports, as the case may be, the first two years in an easily accessible place.


Approved:  March 29, 2001

                                    EXHIBIT A
                                     to the
                           KINETICS MUTUAL FUNDS, INC.
                                DISTRIBUTION PLAN

      This Plan is adopted by Kinetics Mutual Funds, Inc. with respect to the Advisor Class A Shares of the Funds of the Company set forth below. The Company, on behalf of the Funds and Classes, will pay the Distributor and/or any Recipient a distribution fee up to 0.50% of average daily net assets for the services set forth in the Plan.

                       ------------------------------------
                       FUND
                       ------------------------------------
                       The Internet Fund

                       The Internet Infrastructure Fund

                       The Internet Emerging Growth Fund

                       The Internet Global Growth Fund

                       The New Paradigm Fund

                       The Medical Fund

                       The Energy Fund

                       The Small Cap Opportunities Fund

                       The Middle East Growth Fund

                       The Asia Technology Fund
                       ------------------------------------

                                   APPENDIX A

                          RULE 12b-1 RELATED AGREEMENT



Kinetics Fund Distributors, Inc.
1311 Mamaroneck Avenue, Suite 130
White Plaines, NY  10605


                                     [date]


[Recipient's Name and Address]



Ladies and Gentlemen:

      This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to a Distribution Plan (the "Plan") adopted by Kinetics Mutual Funds, Inc. (the "Company"), on behalf of the series and classes of the Company listed on Exhibit A (individually a "Fund," together the "Funds"), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"). The Plan and this related agreement (the "Rule 12b-1 Agreement") have been approved by a majority of the Board of Directors of the Company, including a majority of the Board of Directors who are not "interested persons" of the Company, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Agreement (the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting thereon. Such approval included a determination by the Board of Directors that, in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Funds' shareholders.

      1. To the extent you provide distribution and marketing services in the promotion of the Funds' shares and/or services to Fund shareholders, including furnishing services and assistance to your customers who invest in and own shares, including, but not limited to, answering routine inquiries regarding the Fund and assisting in changing account designations and addresses, we shall pay you a fee as described on Schedule A. We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

      You agree that all activities conducted under this Rule 12b-1 Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of the NASD.

      2. At the end of each month, you shall furnish us with a written report or invoice detailing all amounts payable to you pursuant to this Rule 12b-1 Agreement and the purpose for which such amounts were expended. In addition, you shall furnish us with such other information as shall reasonably be requested by the Board of Directors, on behalf of each Fund, with respect to the fees paid to you pursuant to this Rule 12b-1 Agreement.

      3. We shall furnish to the Board of Directors, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

      4. This Rule 12b-1 Agreement may be terminated by the vote of (a) a majority of shareholders, or (b) a majority of the Disinterested Directors, on 60 days' written notice, without payment of any penalty. In addition, this Rule 12b-1 Agreement will be terminated by any act which terminates the Plan or the Distribution Agreement between the Company and us and shall terminate immediately in the event of its assignment. This Rule 12b-1 Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer's accounts following your receipt of such notice.

      5. This Rule 12b-1 Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plan and this Rule 12b-1 Agreement are approved at least annually by a vote of the Board of Directors of the Company and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

                        KINETICS FUND DISTRIBUTORS, INC.
                  on behalf of the Kinetics Mutual Funds, Inc.


                        By:
                           ---------------------------------------
                            ---------------  , President


      Accepted:

                      ------------------------------------------
                            (Dealer or Service Provider Name)


                      ------------------------------------------
                                  (Street Address)


                      ------------------------------------------
                          (City)         (State)         (ZIP)


                      ------------------------------------------
                                  (Telephone No.)


                      ------------------------------------------
                                  (Facsimile No.)


                        By:
                           -------------------------------------
                                  (Name and Title)

                                   Schedule A


      For all services rendered pursuant to the Rule 12b-1 Agreement, we shall pay you a fee calculated as follows:


Fee of ___% [which shall not exceed ___%] of the average daily net assets of the Fund (computed on an annual basis) which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Company or its agent, designate your firm as the customer's dealer or service provider of record.


We shall make the determination of the net asset value, which determination shall be made in the manner specified in the Fund's current prospectus, and pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plan. Payment of such fee shall be made promptly after receipt of your written report or invoice described in Section 2 of this Rule 12b-1 Agreement.